PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	Janet G. Keckeisen
5430 LBJ Freeway, Suite 1700	Investor Relations
Dallas, Texas 75240	Tel. 972-233-1700

COMPX REPORTS SECOND QUARTER 2021 RESULTS

DALLAS, TEXAS … August 3, 2021 … CompX International Inc. (NYSE American: CIX) announced today sales of $36.3 million for the second quarter of 2021 compared to $23.8 million in the same period of 2020. Operating income was $5.8 million in the second quarter of 2021 compared to $2.4 million in the same period in 2020. Net income for the second quarter of 2021 was $4.6 million, or $0.37 per diluted share, compared to $2.1 million, or $0.17 per diluted share, in the second quarter of 2020. The second quarter of 2020 was the quarter most impacted by the COVID-19 pandemic.
For the six months ended June 30, 2021, sales were $72.2 million compared to $56.1 million in the previous year. Operating income was $11.6 million for the first six months of 2021 compared to $7.4 million for the same period in 2020.  Net income for the six months ended June 30, 2021 was $9.3 million or $0.75 per diluted share, compared to $6.3 million, or $0.51 per diluted share, for the same period in 2020.

Second quarter and year-to-date 2021 net sales increased over the comparable 2020 periods primarily due to higher sales volumes at both of our segments as many of our customers were temporarily closed or reduced production during the second quarter of 2020 due to government ordered closures or reduced demand resulting from the COVID-19 pandemic. Operating income increased for both comparative periods due to the favorable effect of higher sales volumes, partially offset by higher production costs including increased labor and shipping costs.

CompX is a leading manufacturer of security products and recreational marine components. It operates from three locations in the U.S. and employs approximately 535 people.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s belief and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future demand for our products,
•
Changes in our raw material and other operating costs (such as zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs,

•	Price and product competition from low-cost manufacturing sources (such as China),
•	The impact of pricing and production decisions,
•	Customer and competitor strategies including substitute products,
•	Uncertainties associated with the development of new products and product features,
•	Future litigation,
•	Our ability to protect or defend our intellectual property rights,
•	Potential difficulties in integrating future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform,
•	The impact of current or future government regulations (including employee healthcare benefit related regulations),
•
General global economic and political conditions that introduce instability into our supply chain, impact our customers’ level of demand or our customers’ perception regarding demand or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19),

•
Operating interruptions (including, but not limited to labor disputes, hazardous chemical leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19); and

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

* * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2021	2020	2021

Net sales	$ 23.8	$ 36.3	$ 56.1	$ 72.2
Cost of goods sold	16.4	24.9	38.3	49.8
Gross profit	7.4	11.4	17.8	22.4
Selling, general and administrative expense	5.0	5.6	10.4	10.8
Operating income	2.4	5.8	7.4	11.6
Interest income	0.4	0.3	1.0	0.6
Income before taxes	2.8	6.1	8.4	12.2
Provision for income taxes	0.7	1.5	2.1	2.9
Net income	$ 2.1	$ 4.6	$ 6.3	$ 9.3

Basic and diluted net income
per common share	$ 0.17	$ 0.37	$ 0.51	$ 0.75

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4